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SEACOAST BANKING CORPORATION OF FLORIDA

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April 9, 2014

To our Shareholders and Friends,

2013 was a transformational year for Seacoast. We successfully executed our strategic plan and achieved a number of milestones. We dramatically increased our market presence across each of our business lines. We implemented better processes around relationship-building in our traditional retail offices to improve our organic growth in legacy markets. We rolled out significant investments in a new distribution channel, which we call Accelerate Business, focused on growing small business relationships in several metro areas adjacent to our legacy markets, and staffed these offices with customer acquisition team members.

Our 2013 results represent a remarkable year for our shareholders and associates. Our net income totaled $52.0 million for the year, reflecting the reversal of our tax valuation allowance and income before tax of $11.6 million which increased compared with a loss of $710 thousand the year before. Loans increased more than $78 million during 2013, a 6.4 percent increase over last year. Our fourth quarter 2013 average noninterest bearing deposit balances increased 11.1 percent from last year’s fourth quarter average balances, indicating that our deposit franchise continues to grow and gain momentum. Asset quality improved across the board with nonperforming assets reduced to 1.52 percent of assets from 2.43 percent the prior year. We also had a very successful recruiting year as we attracted new commercial officers as we introduced our new Accelerate business channel to grow and gain momentum in two very attractive banking markets. Lastly, we invested in digital delivery and products we believe will contribute to increasing the growth in core customer funding. All of these factors will contribute to our ability to accomplish our targeted growth and profitability objectives in 2014, while continuing to enhance shareholder value.

Our internet and digital distribution platform was expanded during the year as we added new digital products for both consumers and our business clients, which was met with tremendous engagement by our customer base. The number of mobile banking users almost doubled in 2013 and mobile transaction volumes grew at an even higher rate.

The markets here in Florida began to move beyond recovery and into early stages of a return to growth. Our timing was spot on as the investments we made this year will help drive much better growth rates going forward. We were able to absorb all of these investments in people and in technology into our cost structure and still bring down overall overhead by 9 percent for the year.

We continued our rollout of our trusted advisor training, providing distinctive person-to-person interactions to each and every customer, which improved the effectiveness of our client contact associates. Their ability to anticipate and meet the needs of their existing clients, as well as attract new clients, is providing the kind of operating leverage necessary to achieve our long-term profitability targets. We continue to overcome an economic landscape that yields only modest opportunities for net loan growth by taking market share from larger competitors. We believe this trend will continue throughout 2014 as our associates build their books of business in our existing markets and the new markets of Fort Lauderdale and Boca Raton.

P. O. Box 9012 • 815 Colorado Avenue • Stuart, Florida 34995-9012 • 722/287-4000 • Fax 772/288-6012 • E-mail: information@seacoastbanking.net

The Common Stock of Seacoast Banking Corporation of Florida is traded on the Over the Counter Market (O.T.C.) under the NASDAQ Symbol of SBCF

Revenue (excluding securities gains) totaled $89.5 million, which was up $3.3 million or 3.8 percent from a year ago. Year to date, our tactics designed to build noninterest income had positive impacts with total noninterest income higher by 13.4 percent year over year. The improved fee growth included mortgage banking up 12.5 percent, service charges up 7.5 percent, and interchange fees up 20.1 percent. Wealth management fees increased a strong 29.6 percent year over year. Better overall loan production helped grow total net interest income despite a modest reduction in the net interest margin.

Our noninterest expenses, excluding other real estate expenses, ended the year at $73.1 million, representing a 5.8 percent decrease compared with 2012. This improvement included new investments totaling approximately $3.7 million in loan teams, digital services and new Accelerate business offices. These added costs have restricted further improvements in our efficiency in the short run, but are considered investments needed to drive additional revenue growth. We will continue to look for ways to redeploy and reduce our fixed legacy costs as we better align our delivery channels with evolving customer needs. This represents a significant ongoing effort by our leadership team and associates throughout the organization.

Another important milestone achieved in 2013 was the redemption of all of our $50 million in outstanding preferred stock at year-end, which was achieved as a result of our completion of a $75 million common equity raise, including $25 million which closed early in January. This, together with the reversal of our tax valuation allowance in the third quarter, significantly improved the quality of our capital structure and resulted in an increase in tangible book value per share to $8.37 at December 31, 2013.

In summary, we are pleased with our progress in the year just ended. We reduced our operating expenses significantly, while also making important new investments designed to produce greater revenue growth. We improved earnings, asset quality, our capital structure, our deposit mix and overall loan growth. As we look forward to the year ahead, we will continue to drive further improvements needed in our operating performance while also making investments to better grow our revenues. I want to thank our leadership team and our associates for their tremendous contributions to our success in the past year. We all look forward to even greater success in the year ahead.

Sincerely,

Dennis S. Hudson, III

Chairman and Chief Executive Officer

EVOLVING WITH OUR CUSTOMERS. HARNESSING TECHNOLOGY. GROWING OUR BUSINESS.

 SMALL BUSINESS SOLUTIONS

 CLEARLY POSITIONED TO CAPITALIZE ON NEW GROWTH OPPORTUNITIES The world around us is constantly changing and evolving. Consumers, investors and businesses alike are quickly discovering new, more convenient ways to access and manage their financial lives. At Seacoast National Bank, we are clearly positioned to grow and prosper alongside the communities we serve. Here’s why: Since 1926, Seacoast has been a strong, stable presence with deep roots in the neighborhoods we serve, and a secure place in the hearts of our customers. Our strong leadership team never stops developing strategies to reflect, recognize and capitalize upon the opportunities that come with change. We are a leader among community banks because we continue to anticipate how we’ll harness technology to meet the evolving needs and demands of our customers today, tomorrow, and in the future. Most importantly, we remain personally connected and committed to our customers and communities at every level.

 HOME LOANS

LIVING, WORKING AND INVESTING IN LOCAL COMMUNITIES SINCE 1926 Seacoast National Bank was founded three generations ago. Thanks to solid leadership, our family-centric approach and a commitment to personalized service, Seacoast immediately developed an extremely loyal customer base. Nearly a century later, Seacoast is now the 4th largest Florida-based bank* with 34 Seacoast Branches and 6 commercial banking centers named Accelerate covering 13 counties in South and Central Florida. We believe in investing in the communities we serve, because we live here too. When local consumers bank with Seacoast, it helps us to make loans for homes, and businesses for people right here in local neighborhoods all over south and central Florida. We continue to offer all the traditional banking products and conveniences our customers want – and the technology they’ve grown to expect – with the personal service our customers have been banking on for nearly 100 years. Consumers are adopting digital technologies far more rapidly than is widely believed, and that’s why Seacoast continues to implement online and mobile banking services that are comprehensive in scope, with enhanced features that appeal to a broad swath of our loyal consumer base and attract new customers. Our unique position as the largest consumer and small business bank within our footprint allows us to test and explore new tactics to stay in tune with our customers and communities. We’ll continue to anticipate these digital demands and develop more products as customer expectations continue to evolve. Our customers are using online and mobile banking with more frequency than ever before – depositing checks digitally, paying bills online, managing their money from anywhere at any time! of our online customers have switched to our mobile products. The average mobile user interacts with us 50 times per month. *Excluding Dade County.

OUR GROWING FOOTPRINT AND EMERGING MARKETS By 2014, Florida will surpass New York in population. With affordable housing and an improving economy, Florida is once again attracting a variety of people from other states, from retirees to working class people, thanks to a wide-range of thriving industries and ample high-wage jobs. Florida is simply a great choice for successful people looking to raise a family or grow a business in a place where the outlook is sunny and the future is bright! More specifically, the population growth and stability within our Seacoast footprint remains impressive. From the most densely populated urban areas to the far reaches of our rural communities, our branch offices are conveniently located to serve an incredibly diverse consumer base. The population within the counties and cities Seacoast serves is projected to grow at a considerable pace, so we are very well situated to attract new customers, while we continue to cultivate and expand our existing relationships with growing families and businesses. No other community bank has been able to tap into these communities the way we have by providing the personal service you expect from your bank along with the latest digital products you need. And we’re harnessing that technology and anticipating the evolving needs and expectations of our consumers and communities, poised to own, grow and expand within our footprint, and beyond! FUTURE POPULATION GROWTH BY COUNTY Growth Projections from 2012 - 2020* *Information obtained from the State of Florida’s Office of Economic & Demographic Research http://edr.state.fl.us/content/population-demographics/data/

 CURRENT CUSTOMER CONCENTRATION Seacoast National Bank Branches Accelerate Fuel Cells® Customer Concentration

CONNECTING WITH OUR COMMUNITIES... TOY DRIVE DONATION TO HIBISCUS CHILDREN’S CENTER HOBE SOUND HOLIDAY PARADE

MARATHON OF THE TREASURE COAST INDIANTOWN RODEO WE LIVE HERE TOO!

POSITIONED FOR GROWTH, POISED FOR THE FUTURE As consumers and businesses are placing new demands for convenience and mobility onto both big mega banks and smaller community banks, Seacoast is uniquely poised to take advantage of the transformational marketplace and to build a greater value for our customers, communities and shareholders. By adopting digital strategies early on and embracing the technologies that our consumers need, we are challenging and redefining the traditional community bank business model. By working to enhance our customer interactions and experiences at the branch level, we continue to out-service big, impersonal banks. By developing innovative, new banking platforms like Accelerate – a fully integrated, yet entirely different, commercial banking experience – we are helping businesses to reach their financial goals, faster. At Seacoast, we will continue to refine our strategies, advance our integration of our digital products, and improve our branch-based delivery programs – because opportunities for growth are significant. Join us as we continue to invest in the communities we serve, as we grow and prosper with our customers all over South Florida, as we face the future with foresight, anticipation and great expectations. To participate in our Stock Purchase Program, please contact the plan administrator and independent agent, Continental Stock Transfer at 800.509.5586, or visit us at SeacoastBanking.net.

SWITCH TO SEACOAST The benefits of banking with us really add up! We make switching easy. When you open a new account, we’ll help to migrate your other banking relationships and to set up your online and mobile banking services, direct deposit and online payees. To Find Out More or Switch Today: Visit us at SeacoastNational.com Contact our 24-hour Customer Service department at 800.706.9991 or CustomerService@SeacoastNational.com Stop by your local branch

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